EXHIBIT (8)(b)(3)

AMENDMENT TO PARTICIPATION AGREEMENT

(AIM/INVESCO)

AMENDMENT TO

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated as of May 1, 1998, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust (“AVIF IVIF”); Invesco Distributors, Inc, a Delaware corporation (“INVESCO”); Transamerica Life Insurance Company (formerly, PFL Life Insurance Company), an Iowa life insurance company (“LIFE COMPANY”) and Transamerica Capital, Inc. (replacing AFSG SECURITIES CORPORATION by Amendment and Novation), is hereby amended as follows:

Section 22 is hereby renumbered as Section 21.

Section 22 is hereby added to the Agreement:

Section 22. Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: September 10, 2010.

AIM VARIABLE INSURANCE FUNDS

(INVESCO VARIABLE INSURANCE FUNDS)

By:	/s/ John M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

By:	/s/ John S. Cooper
Name:	John S. Cooper
Title:	President

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

TRANSAMERICA CAPITAL, INC.

By:	/s/ Brenda L. Smith
Name:	Brenda L. Smith
Title:	Assistant Vice President

2